UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Rockford Corporation

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ROCKFORD CORPORATION
600 South Rockford Drive
Tempe, Arizona 85281

To the Holders of
Rockford Corporation Common Stock

Re:  2009 Annual Shareholders Meeting

Dear Shareholder:

You are cordially invited to attend Rockford’s 2009 Annual Shareholders Meeting. We will hold the meeting on Thursday, May 28, 2009, at our corporate headquarters, 600 South Rockford Drive, Tempe, Arizona, 85281. The meeting will begin promptly at 2:00 p.m., Mountain Standard Time. For those of you outside of Arizona, this is the same as Pacific Daylight Time and is 5:00 p.m. Eastern Daylight Time. Please plan to arrive a few minutes before the meeting.

The formal notice of the meeting follows on the next page. No admission tickets or other credentials are required unless you hold your shares in street name. If you hold your shares in street name, please follow the directions given in the Proxy Statement.

We will have some of our directors and officers available before and after the meeting to speak with you. During the meeting, we will answer your questions about our business affairs and will consider the matters explained in the Notice and Proxy Statement that follow.

Please sign and return the enclosed Proxy Card as soon as possible, whether or not you plan to attend the meeting in person. Your vote is important.

Sincerely,

/s/ WILLIAM R. JACKSON
William R. Jackson
President

NOTICE OF 2009 ANNUAL SHAREHOLDERS MEETING

April 14, 2009

To the Holders of
Rockford Corporation Common Stock

We will hold our 2009 Annual Shareholders Meeting on Thursday, May 28, 2009. We will meet at 2:00 p.m., Mountain Standard Time, at 600 South Rockford Drive, Tempe, Arizona 85281. At the meeting we will:

•	Elect six directors;

•	Ratify the appointment of Ernst & Young LLP as Rockford’s Independent Registered Public Accounting Firm for 2009;

•	Approve amendments to our 1997, 2002, 2005, and 2008 Stock Option Plans, authorize an Option Exchange program for options granted under the Plans, and reapprove the Plans as amended; and

•	Consider any other matters that properly come before the meeting.

Shareholders may vote at the meeting if they owned our common stock of record at the opening of the Nasdaq national market on March 17, 2009. We will have at the meeting a list of the shareholders eligible to vote. We will also have the list at our principal executive office, 600 South Rockford Drive, Tempe, Arizona 85281, for ten days before the meeting. Any shareholder may examine the list for any purpose germane to the meeting.

We have enclosed our 2008 Annual Report, including financial statements, and our Proxy Statement with this notice of our annual meeting.

The Board of Directors is soliciting your proxy and requests that you sign, date and return the enclosed Proxy Card. We have provided a return envelope for that purpose, which requires no postage if mailed in the United States. We encourage you to vote.

/s/  RICHARD G. VASEK
RICHARD G. VASEK
Vice President of Finance,
Chief Financial Officer and Secretary

Please Vote — Your Vote is Important
“Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 28, 2009”

The proxy statement and annual report to shareholders are available at
www.edocumentview.com/rofo

Proxy Statement

General Information	1
Required Vote to Approve the Proposals	2
Who to Call if You Have Questions	3
Proposal One, Proposal to Elect Six Directors, and Board Recommendation	3
Proposal Two To Ratify the Appointment of Ernst & Young LLP as Rockford’s Independent Registered Public Accounting Firm, and Board Recommendation	3
Proposal Three To amend our 1997, 2002, 2005, and 2008 Stock Option Plans, authorize an Option Exchange program for options granted under the Plans, and reapprove the Plans as amended and Board Recommendation	4
Executive Officers and Board of Directors	14
About the Board and Its Committees	15
Director Independence	16
Audit and Finance Committee Report and Actions	17
Director Compensation	18
Compensation Discussion and Analysis	19
Compensation Committee Report	20
Executive Compensation	21
Related-Party Transactions	25
Shareholdings of Officers and Directors	25
Security Ownership of 5% or Greater Beneficial Owners	26
Section 16(A) Beneficial Ownership Reporting Compliance	27
Independent Registered Public Accounting Firm	27
Principal Accounting Fees and Services	27
Our Next Annual Meeting and Proposals by Shareholders	27
Annual Report	28

General Information

Who May Vote	You may vote if our records show that you held shares of our common stock as at March 17, 2009. As at March 17, 2009, 8,581,208 shares were outstanding and entitled to vote. The enclosed Proxy Card shows the number of shares you may vote.

Number of Votes	You have one vote for each share, except that you may cumulate votes in the election of directors.

Because you may cumulate votes in the election of directors and we will elect six directors, you have six votes for each share in our election of directors. You may cast your votes for a single candidate or you may divide them as you choose among the six candidates who were nominated in accordance with the procedure provided in our Bylaws.

Voting by Proxy	If you hold your shares in your own name, you may vote by signing, dating and mailing the Proxy Card in the envelope provided. If you give us a proxy without giving specific voting instructions, the Proxies will vote your shares as the Board of Directors recommends. If the meeting is adjourned, the Proxies will vote your shares on the new meeting date unless you revoke your proxy.

The Board of Directors is soliciting the enclosed proxy. We anticipate first mailing this Proxy Statement and the Proxy Card on or about April 14, 2009.

If a broker, bank or other nominee holds your shares so that they are in “street name,” you will receive instructions from them. You must follow their instructions if you want to vote your shares.

Other Matters	We are not aware of any matters that will be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented at the meeting, the Proxies will vote your shares using their own judgment.

Voting in Person	You may vote your shares at the meeting if you attend in person.

Revoking Your Proxy	You may revoke your proxy if you:

• Send us another signed proxy with a later date and we receive it before the Proxies vote your shares at the meeting; or

• Send us a letter revoking your proxy and we receive it before the Proxies vote your shares at the meeting; or

• Attend the Annual Meeting and vote your shares in person.

How a Quorum is Determined	If you have returned a Proxy Card or attend the meeting in person, we will count your shares to determine whether there is a quorum even if you abstain from voting.

If a broker indicates on a proxy that the broker does not have discretionary authority to vote shares on a particular matter, we will not consider the shares present and will not vote them on the matter.

Cost of this Solicitation	We will pay the cost of this proxy solicitation, including the charges of brokerage firms and others who forward material to beneficial owners of our shares. We will solicit proxies by mail and may also solicit them by personal interview, telephone, e-mail or telegraph.

Georgeson Shareholders will serve as our proxy solicitation agent, will coordinate the distribution of proxy materials, and will oversee the return of Proxy Cards. We estimate the fee for these services will be $5,000.

Attending the Meeting if your shares are in “Street Name”	If your shares are held in street name you may attend the meeting, but you must vote through your broker or bank and cannot vote in person. If you are a beneficial owner of shares held by a broker or bank you will need proof of ownership to attend the meeting. We will accept a recent statement or letter from your broker or bank showing your ownership of our shares on the record date as proof of ownership.

Delivery to Multiple Shareholders with the Same Address	As permitted by the SEC’s rules, Rockford is delivering only one annual report and proxy statement to multiple shareholders sharing an address unless Rockford has received contrary instructions from one or more of the shareholders.

Rockford will deliver promptly a separate copy of the annual report and proxy statement to a shareholder at a shared address. A shareholder who wishes to request a separate copy of shareholder materials (either for this meeting or as a matter of course), and shareholders receiving multiple copies of shareholder materials at the same address who wish to receive only one copy, may call (800) 366-2349 and ask for investor relations or write to: Investor Relations, Rockford Corporation, 600 S. Rockford Drive, Tempe Arizona 85281. We will promptly comply with shareholder requests for changes to the delivery address for shareholder materials.

Required Vote to Approve the Proposals

Election of Six Directors	The shareholders will elect the six nominees for director who are nominated under the procedures established in our Bylaws and who receive the most votes. Shareholders may cumulate votes in the election of directors, so each shareholder has six votes for each share in our election of directors. You may cast your six votes per share for a single candidate or you may divide them as you choose among up to six candidates who have been nominated under the procedures established in our Bylaws.

Ratification of Independent Registered Public Accounting Firm	The shareholders will ratify our appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2009 if a majority of the shares voting approve the appointment.

Amendments to Stock Option Plans, Authorization of Option Exchange Program and Reapproval of Plans as Amended	The shareholders will amend our Stock Option Plans, authorize the proposed Option Exchange program, and reapprove the Plans as amended if a majority of the shares voting approve the amendments, the Option Exchange program, and reapprove the Plans as amended.

Who to Call if You Have Questions

Investor Relations	If you have questions about the meeting or voting please call (800) 366-2349 and ask for investor relations.

PROPOSAL ONE

Proposal to Elect Six Directors

Directors to be Elected	The shareholders will elect the entire Board of Directors, a total of six directors, at the meeting.

Cumulative Voting Allowed	Shareholders may cumulate votes in the election of directors, so each shareholder has six votes for each share. You may cast your six votes per share for a single candidate or you may divide them as you choose among up to six candidates. You may only vote for candidates who have been nominated under the procedures established in our Bylaws.

Vote Required	The shareholders will elect the six nominees who were nominated under the procedures established in our Bylaws and who receive the most votes.

Nominees of the Board	Our Board has nominated the following individuals to serve on our Board of Directors:

Nicholas G. Bartol	Jerry E. Goldress
Timothy C. Bartol	William R. Jackson
Ralph B. Godfrey	John P. Lloyd

Each nominee is currently serving on the Board, has agreed to be named in this Proxy Statement and has agreed to serve if elected. See the section “Executive Officers and Board of Directors” for information about each of the nominees.

Each director elected will hold office until the next annual meeting or until a successor is elected and qualified. If a director resigns or otherwise is unable to complete his term of office, the Board of Directors may elect another director for the remainder of the term.

So far as we know, the listed nominees will be able to serve. If a nominee is unavailable, the Proxies will vote your shares for any Board of Directors’ proposed substitute nominee.

Recommendation	Your directors recommend that you elect the six nominees identified in this Proxy.

PROPOSAL TWO

Proposal to Ratify the Appointment of Ernst & Young LLP as
Rockford’s Independent Registered Public Accounting Firm

Registered Public Accounting Firm Appointed	The Audit Committee, subject to ratification by the shareholders, has appointed Ernst & Young LLP as Rockford’s Independent Registered Public Accounting Firm for the year ending December 31, 2009.

If the appointment is not ratified, or if Ernst & Young LLP chooses not to or is unable to serve, the Audit Committee will appoint another Independent Registered Public Accounting Firm.

Vote Required	The shareholders will ratify the appointment if a majority of the shares voting ratify the appointment of Ernst & Young LLP.

Recommendation	Your directors recommend that you vote to ratify the appointment of Ernst & Young LLP as Rockford’s Independent Registered Public Accounting Firm for 2009.

PROPOSAL THREE

Proposal to amend our 1997, 2002, 2005, and 2008 Stock Option Plans, authorize an Option Exchange program for options granted under the Plans, and reapprove the Plans as Amended

Amendments to our Stock Option Plans, Creation of the Option Exchange Program, and Reapproval of the Plans as Amended	We are seeking shareholder approval to amend our 1997, 2002, 2005, and 2008 Stock Option Plans (the “Plans”), allow for a one-time option exchange program (the “Option Exchange”) and reapprove the Plans as amended. If implemented, the Option Exchange would allow us to cancel stock options currently held by directors, officers, and employees (“Participants”) in exchange for the grant of a lesser number of stock options with lower exercise prices. We will establish the exchange ratios so that the new stock options have approximately the same fair value for financial reporting purposes as the options surrendered.

We will not exchange options whose strike price is below the 52-week high trading price of our common stock or that are less than 1 year old. Using this threshold is designed to ensure that only outstanding options that are substantially “underwater” (meaning the exercise prices of the options are greater than our current stock price) are eligible for the Option Exchange. As of the date of this proxy, this threshold would mean that all of our currently outstanding options other than those granted during 2008 will be eligible to participate in the Option Exchange.

We will allow our directors and executive officers to participate in the Option Exchange. As a small company, a large proportion of our outstanding options are granted to our directors and executive officers, so that their inclusion is important to allow us to achieve the program’s objectives.

Shareholder approval is required for this proposal. If our shareholders approve the proposal, we intend to start the Option Exchange promptly. If our shareholders do not approve this proposal, the Option Exchange will not take place.

Rationale for the Option Exchange	Our stock price has experienced a significant decline during the last few years due in large part to our poor business and financial performance, but also to the continued weak economy. Like many businesses, we are adversely impacted by the global financial and economic crises. Our business depends heavily on the amount of discretionary income our consumers have to spend, and they have less to spend on our products as a result of job losses, foreclosures, bankruptcies, reduced access to credit, and sharply falling home values. We have taken a number of actions to transform and reinvigorate our business and improve our performance. However, our efforts have not yet had a significant impact on our stock price, which remains at a relatively low level. There can be no assurance that our efforts to transform and reinvigorate our business and improve our performance will ultimately result in significant increases in our stock price in the near-term, if at all.

Because of our low stock price, the Participants hold a significant number of stock options with exercise prices that greatly exceed both the current market price of our stock and the average market price of our stock over the prior 12 months. We believe these underwater options no longer provide the intended long-term incentive or achieve our retention objectives. We believe an Option Exchange will re-align employee and shareholder interests through our Plans. We believe that the Option Exchange is important because it will permit us to:

•  Provide renewed incentives to Participants who are offered an Option Exchange. As of the date of this proxy all of our outstanding stock options were substantially underwater and did not currently provide meaningful retention or incentive value to the Participants;

•   Meaningfully reduce our total number of outstanding stock options, or “overhang,” represented by outstanding options that have high exercise prices and thereby reduce significantly the number of outstanding shares in a “fully diluted” analysis of our common stock and earnings; and

•   Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. Under applicable accounting rules, we will have to recognize compensation expense related to our underwater options, even if they remain underwater and are never exercised. We believe it is not an efficient use of our resources to recognize compensation expense on options that are not perceived by the Participants as providing value.

By replacing options that have little or no retention or incentive value with options that will provide both retention and incentive value while not creating significant additional compensation expense, we believe we will be making efficient use of our resources while reducing our option overhang.

Structure of the Option Exchange	We are asking our shareholders to approve an Option Exchange with the following features:

•  Inclusion of Our Executive Officers and Directors.  The Option Exchange will be available to all Participants, including our executive officers and directors. As a small company, our options are concentrated among our executive officers and directors, so that their exclusion would substantially reduce the benefit of the program to Rockford and to the Participants;

•  Eligible Stock Options.  We will offer the Option Exchange only for stock options whose strike price is above the 52-week high trading price of our common stock and that were granted more than one year before the exchange;

•  Offer an Approximate Value-for-Value Exchange.  The new stock options granted as part of the Option Exchange will approximately match the value for financial reporting purposes of the surrendered stock options. The exercise price of the new stock options will be set on the grant date of the Option Exchange, using as the exercise price the fair market value of our shares on that date, determined by reference to the closing price of our shares on the Nasdaq market. The exchange ratio will be established shortly before the start of the Option Exchange at an amount that will produce approximately equal value for financial reporting purposes;

•  Establishment of a New One Year Vesting Period and a New Term of Six Years.  New stock option awards will receive a one year vesting period from grant date, creating a new retention incentive for the Participant, and a new six year term. The six year term approximates the weighted average remaining term of the options we expect will be eligible to participate in the Option Exchange.

•  If the shareholders approve the Option Exchange we expect to begin the program within nine months.  The Board will decide whether to implement the program and the implementation date. If we do not start the Option Exchange within nine months of shareholder approval, we will not conduct the Option Exchange without first seeking renewed shareholder approval.

Our Board reserves the right to amend, postpone, or cancel the Option Exchange.

Impact of the Option Exchange	We have 1,495,050 options currently outstanding and estimate that approximately 1,007,800 of these options will be eligible to participate in the Option Exchange. Options expected to be eligible to participate in the Option Exchange have exercise prices ranging from $2.00 to $11.00 per share, with a weighted average exercise price of $3.53 per share, and a weighted average remaining term of 6.1 years.

Options surrendered as part of the Option Exchange will be cancelled. The shares underlying options granted under the 2002, 2005 or 2008 Plans will be available for new grants under the applicable Plans. The authority to issue options under the 1997 Stock Option Plan has ended and shares underlying options surrendered under that plan will not be available for new grants.

Accounting Consequences and Stock Option Exchange Ratios	We will establish the exchange ratios of surrendered eligible stock options into new stock options shortly before the start of the Option Exchange. The exchange ratios will be established by grouping eligible awards with similar grant dates and exercise prices, and assigning an appropriate exchange ratio to each grouping.

We will establish the exchange ratios that will be based on the fair value for financial reporting purposes of the eligible awards (calculated using the Black-Scholes option pricing model) within the relevant grouping. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock and the expected term of a stock option. Setting the exchange ratios in this manner is intended to result in the issuance of new stock options that have a fair value for financial reporting purposes approximately equal to the fair value of the surrendered eligible stock options that they replace. This is designed to eliminate, or at least minimize, additional compensation expense from such new stock options.

Although we cannot determine exchange ratios now, we are providing an example by making certain assumptions regarding the start date of the offer, the fair value for financial reporting purposes of the eligible stock options, and the fair market value of our common stock. To calculate the exchange ratios in the example, we have used the applicable inputs available as of March 31, 2009 for the Black-Scholes option pricing model, except that in computing the expected term of existing options we have used an expected term as of the anticipated Option Exchange date of June 2009. Only stock options with an exercise price above the 52-week-high daily adjusted closing price as of the grant date of the Option Exchange will be eligible to participate in the Option Exchange.

In the table below, the exchange ratio represents the number of existing stock options that an employee would be required to surrender in exchange for one new stock option. For example, if an employee surrendered 1,000 stock options granted in 2003 that have an exercise price of $5.70 per share, that employee (for purposes of this example only) would receive approximately 303 new stock options, using the exchange ratio of 3.3:1 as shown in the table. The following is an example of our methodology:

Examples of Stock Option Exchange Ratios

				Weighted	Weighted
			Maximum Number of	Average	Average
	Exercise Price of	Exchange	Shares Underlying	Exercise	Remaining Life
Grant Year	Eligible Grants	Ratio	Eligible Options	Price	(in years)

2000	$11.00	5.4 : 1	64,500	$11.00	1.1
2001	$6.00 - $6.68	3.5 : 1	32,600	$6.35	2.2
2003	$5.70	3.3 : 1	39,500	$5.70	4.0
2004	$2.15 - $6.61	2.1 : 1	245,750	$2.28	5.5
2005	$2.90 - $3.75	2.2 : 1	230,450	$2.91	6.7
2006	$2.31 - $3.47	2.0 : 1	355,000	$2.64	7.5
2007	$2.45	2.0 : 1	40,000	$2.45	8.2

Accounting Impact

Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), which requires employee equity awards to be accounted for under the fair value method.

This Option Exchange is intended to be approximately “cost neutral” from an accounting standpoint. Thus, we will establish exchange ratios with the intent not to generate incremental share-based compensation expense for us. To be cost neutral, the value of the stock options surrendered as calculated immediately prior to their surrender must be at least equal to the value of the new stock options received by Participants in the Option Exchange. We use the Black-Scholes option pricing model to estimate the fair value of all stock options granted, and expect to use that same model in valuing the stock options that are part of the Option Exchange. Note that the Option Exchange ratios will be established just prior to commencement of the exchange offer. Therefore, some risk of incremental compensation does exist if there are fluctuations in our common stock price or other key inputs to the Black-Scholes option pricing model between the date the Option Exchange ratios are established and the effective date of the Option Exchange.

Any unrecognized compensation expense from the surrendered stock options will be recognized prior to the end of the service period of the new stock options received in the Option Exchange. Incremental compensation expense, if any, associated with the new stock options under the Option Exchange will be recognized over the service period of the new awards. Compensation expense for stock options forfeited due to employees not meeting the applicable service requirements will not be recognized.

Option Exchange Process	The terms of the Option Exchange are expected to conform to the material terms described above, except to the extent we find it necessary or appropriate to change the terms to take into account our administrative needs, local law requirements, accounting rules, or our policy decisions. For example, we may alter the method of determining exchange ratios if we decide that there is a more efficient and appropriate way to achieve our goal of granting replacement stock options that have a fair value approximately equal to the fair value of the eligible stock options they replace.

Additionally, we may decide not to implement the Option Exchange even if the shareholder’s approve the Option Exchange. We may amend or terminate the Option Exchange once it is in progress. The final terms of the Option Exchange will be described in the exchange offer documents that will be provided to Participants in the Option Exchange after we have satisfied applicable regulatory requirements.

Overview of the Option Exchange Process

If we start the Option Exchange, we will provide a written offer to Participants holding eligible stock option awards. The written offer will set forth the precise terms of the Option Exchange. The Participant will need to voluntarily elect to participate. Eligible employees will be given at least 20 business days to elect to surrender eligible stock options in exchange for a lesser amount of new stock options.

Upon completion of the Option Exchange, surrendered stock options will be cancelled and new stock options will be granted promptly. The 2002, 2005, and 2008 Plans, as applicable, will govern any terms or conditions of new options not specifically addressed within the Option Exchange proposal.

Election to Participate

Participants who receive a written offer may voluntarily elect to participate in the Option Exchange. If you are both a shareholder and an employee holding stock options that may be eligible to participate in the Option Exchange, note that voting to approve the Option Exchange does not constitute an election to participate in the Option Exchange. A written offer will be provided if and when the Option Exchange is initiated. Participants may elect to participate only if and when they are given a written offer.

U.S. Tax Consequences

The exchange of options pursuant to the Option Exchange should be treated as a non-taxable exchange because the new options will have an exercise price equal to the fair market value of our common stock on the grant date. Rockford and participating employees should not recognize any income for U.S. federal income tax purposes upon the grant of the new options.

All new options granted under the Option Exchange will be either Incentive Stock Options or non-qualified stock options for U.S. federal income tax purposes. A more detailed summary of tax considerations will be provided to all Participants who receive written offers in the Option Exchange.

Amendments to the Plans	In order to permit us to implement the Option Exchange in compliance with our existing option plans, and applicable listing rules, we propose to amend the 1997, 2002, 2005 and 2008 Stock Option Plans to authorize the Option Exchange. Although no new options will be granted under the 1997 Plan, the amendment will become part of the terms of the options which remain outstanding under the 1997 Plan in order to allow their exchange for new options under the 2002, 2005, or 2008 Plans.

In addition, we propose amendments:

•  to the 2005 and 2008 Plans to provide a per-participant, per plan limitation of 150,000 on the amount of option grants that may be made to any participant under each plan in a calendar year. We propose this amendment in order to comply with the requirements of section 162(m) of the Internal Revenue Code; and

•  to the 2002 Plan to provide that all shares of stock authorized to be issued under the 2002 Plan may (but need not be) issued as Incentive Stock Options. Currently 158,800 shares remain available for issuance under the 2002 Plan, although we expect more may become available after the Option Exchange. We propose this amendment in order to comply with the incentive stock option rules.

A summary of the Plans as proposed to be amended is below.

The amendments will be effective if the shareholders approve this Proposal.

The text of the amendments is as follows:

1. A new section 5.3 shall be added to the 2002 Stock Option Plan, the 2005 Stock Option Plan, and the 2008 Stock Option Plan to read as follows:

“Notwithstanding any other provision of the Plan to the contrary the Committee may provide for and implement a one-time only option exchange offer (“Option Exchange”). Pursuant to the Option

Exchange outstanding Options selected by the Committee may, at the election of the person holding such Option, be tendered to the Corporation for cancellation in exchange for the issuance of a lesser amount of Options with a lower exercise price, provided, that the Option Exchange must be commenced within nine months of the date of shareholder approval of this Section 5.3. The Options exchanged under the Option Exchange shall be deemed terminated and the underlying shares of Stock shall be available for reissuance under Section 5.2 of this Plan.”

2. A new Section 5.4 shall be added to the 1997 Stock Option Plan, to read as follows:

“Notwithstanding any other provision of the Plan to the contrary the Committee may provide for and implement a one-time only option exchange offer (“Option Exchange”). Pursuant to the Option Exchange outstanding Options selected by the Committee may, at the election of the person holding such Option, be tendered to the Corporation for cancellation in exchange for the issuance of a lesser amount of Options with a lower exercise price, provided, that the Option Exchange must be commenced within nine months of the date of shareholder approval of this Section 5.3. The Options exchanged under the Option Exchange shall be deemed terminated.”

3. Section 5.1 of the 2005 Stock Option Plan and the 2008 Stock Option Plan, shall be amended by the addition of the following as the second sentence thereof:

“Subject to the adjustments under Section 11 of the Plan, and applied consistently with section 162(m) of the Internal Revenue Code, the number of shares of Stock with respect to which Options may be granted under this Plan in any calendar year for any one individual eligible to participate in this Plan shall not exceed 150,000.”

4. Section 5.1 of the 2002 Stock Option Plan shall be amended by the addition of the following as the second sentence thereof.

“The full number of shares available for issuance under the Plan may all be issued pursuant to Incentive Options, or may be all be issued pursuant to Non-Qualified Options, or a combination thereof.”

Conclusion	We strongly believe that our stock option programs and emphasis on employee stock ownership are important to our ability to attract, motivate, and retain directors, officers and employees who are critical to attaining long-term improved company performance and stockholder returns. Therefore, we consider approval of the Option Exchange to be important to our future success. We believe it will enable us to strengthen the motivational value of our stock option awards to our employees.

Description of the Plans as Amended	The following is a summary of the material provisions of the 1997, 2002, 2005 and 2008 Stock Option Plans as proposed to be amended. The material terms of the Plans are similar except where noted. Copies of the Plans prior to amendment can be found by reference to Exhibit 10.2 of Rockford’s S-1 Registration Statement filed on May 26, 1999 (1997 Plan), as Exhibit 10.48 to Rockford’s FY 2001 10-K filed March 29, 2002 (2002 Plan), as Exhibit 10.1 to Rockford’s FY 2005 10-K filed on March 31, 2006 (2005 Plan), and as Exhibit 4.1 to Rockford’s S-8 Registration Statement filed on August 4, 2008 (2008 Plan), or upon request to Rockford’s Chief Financial Officer and Secretary.

Under the Plans we may grant incentive stock options (“ISO’s”) and non-qualified stock options (“NQSO’s”) and, together with ISO’s, (“Options”) to our key employees, officers, directors and consultants. Only employees (including officers ) of Rockford or any subsidiary are eligible to receive ISOs.

The purpose of the Plans are to:

• attract and retain skilled and qualified officers, directors and key employees;

• motivate them to achieve our long-range goals; and

• align their interests with the interests of our shareholders.

The maximum number of Shares initially available for issuance under the Plans were 250,000 for the 1997 Plan, 600,000 for the 2002 Plan, 500,000 for the 2005 Plan and 500,000 for the 2008 Plan. Options for all shares authorized under the Plans may be granted pursuant to ISOs, or pursuant to NQSOs, or using a combination of the two. Under the 1997 Plan, no optionee may be granted options covering more than 100,000 shares in a calendar year. For the 2005 and 2008 Plans, the per year limit is 150,000 shares. Under the 2002 Plan, no optionee may be granted options for a total of more than 200,000 shares.

The Plans are administered by the Compensation Committee. All members of the Compensation Committee are directors. Each member is required to be both a “disinterested person” under Exchange Act Rule 16B-3 and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Committee has discretion to determine:

• who should receive Options;

• how many shares to include in each grant;

• the exercise price for each Option;

• whether an Option should be an ISO or NQSO;

• the vesting schedule and term for each Option; and

• other material terms of the Options granted.

If the shareholders approve the Proposal the Committee will be authorized to provide for and administer a one-time Option Exchange program as described in the Proposal.

The Committee may make adjustments to Options granted to prevent substantial dilution or enlargement of rights if we declare a stock dividend, recapitalize, reorganize, merge, consolidate, split-up, combine or exchange shares, or make any similar change of our common stock. In certain circumstances, the Compensation Committee may terminate outstanding Options if we merge with or sell our assets to another entity.

Option holders may pay the exercise price for Options in cash or, at the Committee’s discretion, in shares of common stock that the Option holder has held for at least 6 months. Also at the Committee’s discretion, Option holders may exercise on a cashless basis through the same-day sale of the purchased shares. The Plan does not authorize the grant of “Reload” Options.

Prior to expiration of the Plan, the board of directors may terminate, amend or modify the Plan at any time; however, no termination, amendment or modification may adversely change the rights of holders of outstanding Options without their consent. No amendment will be effective without prior shareholder approval if the amendment would:

• materially increase the number of shares we may issue under the Plan to individuals subject to Section 16(b) of the Securities Exchange Act of 1934 (“Insider Participants”); or

• materially modify the requirements for eligibility to participate in the Plan to add a class of Insider Participants.

Other amendments may also require shareholder approval under applicable law or the Code.

Federal Income Tax Consequences	Set forth below is a summary of the federal income tax consequences under the Code for the grant and exercise of the Options awarded under the Plans. The results described below may not apply in particular situations if rules or interpretations that are beyond the scope of this summary apply. If federal tax laws change, the following discussion may no longer apply. State and local tax provisions vary and are not covered in this summary.

Participants in the Plans who review this document should not rely on it in preparing their tax returns. They should consult their own tax advisors about their particular situation, since other tax rules may cover them. We do not provide tax advice to participants in the Plans.

Non-Qualified Stock Option. Ordinarily, there will be no federal income tax consequences to either the employee or Rockford on the grant of a NQSO. On the exercise of a NQSO, the employee will have taxable ordinary income equal to the excess of the fair market value of the Common Shares received on the exercise date over the option exercise price of the shares. Rockford will be entitled to a tax deduction in an amount equal to such excess, provided Rockford complies with applicable withholding or reporting rules. Special rules may affect the timing of recognition of income, and of Rockford’s deduction, if an Insider Participant is involved.

Any ordinary income realized by an employee upon exercise of a NQSO will increase his or her tax basis in the Common Shares acquired. Upon the sale of Common Shares acquired by exercise of a NQSO, employees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock.

An employee who surrenders Common Shares in payment of the exercise price of a NQSO will not recognize gain or loss on the surrender of such shares, but will recognize ordinary income on the exercise of the NQSO as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

Incentive Stock Options. Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of an ISO, although the employee will have a tax preference item in the year of exercise for purposes of the alternative minimum tax. Rockford will not be entitled to any deduction upon the grant or exercise of the ISO.

If an employee exercises an ISO and does not dispose of the shares within two years from the date the option was granted or within one year from the date shares were transferred to the employee (a “Qualifying Disposition”), the entire gain, if any, realized upon disposition will be taxable to the employee as long-term capital gain. If the employee disposes of the shares in a transaction that is not a Qualifying Disposition, then the disposition is a “Disqualifying Disposition” and the Options involved will generally be treated and taxed as a NQSO. An employee who surrenders Common Shares as payment of the exercise price of the ISO generally will not recognize gain or loss on the surrender of such shares.

Vote Required	The shareholders will approve the amendments to our 1997, 2002, 2005, and 2008 Stock Option Plans, authorize an Option Exchange program for options granted under the Plans and reapprove the Plans as amended if a majority of the shares voting approve the amendments, the Option Exchange program, and reapprove the Plans as amended.

Recommendation	Your directors recommend that you vote to approve the amendments to our 1997, 2002, 2005, and 2008 Stock Option Plans, authorize an Option Exchange program for options granted under the Plans, and reapprove the Plans as so amended.

Executive Officers and Board Of Directors

Our Executive Officers and Board of Directors are listed in the following table:

Name	Age	Position	Director Since

Jerry E. Goldress(1)(2)(3)(4)	78	Chairman of the Board	1998
Nicholas G. Bartol	56	Director	1985
Timothy C. Bartol(1)(2)(3)(4)	53	Director	1997
Ralph B. Godfrey(3)(4)	69	Director	1999
John P. Lloyd(1)(3)	57	Director	1988
William R. Jackson	48	Director and President	2007
Mark W. Matson	49	Vice President of Global Operations
Richard G. Vasek	44	Vice President of Finance, Chief Financial Officer and Secretary

(1)	Member of the Executive Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit and Finance Committee.

(4)	Member of the Governance and Nominating Committee.

Jerry E. Goldress	Mr. Goldress has served as our Chairman of the Board since 1998. Mr. Goldress served as an advisory director to us from 1992 until 1998. Since 1981 Mr. Goldress served as Chairman and Chief Executive Officer of Grisanti, Galef & Goldress. Mr. Goldress is also a director of Alamo Group (NYSE:ALG), a publicly held manufacturer of industrial mowing equipment. Mr. Goldress has a B.S. and M.S. in Industrial Engineering from Pennsylvania State University.

Nicholas G. Bartol	Mr. Bartol has served as a director since 1985, except for a two-year period from 1991 to 1993. Mr. Bartol served as Chief Financial Officer of Galilee of the Nations, a music production company, from 2003 to 2006. He was employed by EFW, a defense contractor, from 1985 until 1999. Mr. Bartol holds an A.B. from Brown University, an M.B.A. from Southern Methodist University and a Master of Theology from Dallas Theological Seminary. Mr. Bartol is the brother of Timothy C. Bartol.

Timothy C. Bartol	Mr. Bartol has served as a director since 1997 and served as our Chairman in 1997 and 1998. Mr. Bartol has been the principal of Bartol Consulting, a marketing and information technology consulting firm, since 2003. Mr. Bartol was employed from 1994 until 2003 by Phillips Information Resources, serving in multiple positions including Director of Application Development and Chief Technology Officer. Mr. Bartol holds a B.A. from Stanford University, and an M.B.A. and M.S./M.I.S. from Boston University. Mr. Bartol is the brother of Nicholas G. Bartol.

Ralph B. Godfrey	Mr. Godfrey has served as a director since 1999. Mr. Godfrey was employed by 3Com Corporation, a publicly held manufacturer of computer networking products, from 1990 until he retired in 2000. He held various positions at 3Com, including Senior Vice President of Americas Sales and Senior Vice President of E-Business. Mr. Godfrey holds a B.S.E.E. and an M.S. in Electrical Engineering from Auburn University.

John P. Lloyd	Mr. Lloyd has served as a director since 1988. Mr. Lloyd has worked since 1994 as a Managing Director in the Investment Management Group of Aetna. Mr. Lloyd is a Chartered Financial Analyst and has a B.S. in Finance from Villanova University and an M.B.A. in Investments from Drexel University.

William R. Jackson	Mr. Jackson has served as our President since August 2006 and as a Director since October 2007. He was our Vice President of Sales and Marketing from February 2004 until his promotion to President in August 2006 and was Vice President of Mobile Audio from 2002 until February 2004. He has served us since 1995 in various positions, including Managing Director of Lightning Audio and Regional Sales Manager. Mr. Jackson has 25 years experience in the consumer electronics industry. Prior to joining Rockford, he managed a retail consumer electronics store for 13 years and operated a manufacturer’s sales representative firm for three years. Mr. Jackson holds a degree in Business Administration and Art from Coe College in Cedar Rapids, Iowa. Mr. Jackson has also completed the Harvard Business School’s Advanced Management Program.

Mark W. Matson	Mr. Matson has served as our Vice President of Global Operations since joining us in January 2006. Prior to joining us, Mr. Matson was the General Manager and Chief Operations Officer for Benchmark Electronics in Redmond, Washington from 2003 through 2005. Mr. Matson was Vice President of Manufacturing at Advanced Digital Information Corporation from 1998 to 2003. Mr. Matson has more than 20 years of operations, manufacturing, outsourcing, and product planning experience. Mr. Matson holds a B.A. from California State College at Bakersfield.

Richard G. Vasek	Mr. Vasek has served as our Vice President of Finance, Chief Financial Officer and Secretary since joining us in November 2004. Prior to joining us, Mr. Vasek spent 13 years at Royal Appliance Mfg. Co., a consumer products company, which sells and distributes products under the Dirt Devil® and Royal® brand names. There he held a variety of positions in finance, including most recently Executive Vice President of Finance, Chief Financial Officer and Secretary. Before joining Royal, he spent four years in public accounting with Coopers & Lybrand (now PricewaterhouseCoopers). Mr. Vasek has a B.S. degree in Business Administration, with a major in Accounting, from Bowling Green State University and an Executive MBA from Case Western University, Weatherhead School of Management.

About the Board and Its Committees

Board Meetings	In 2008, our Board held a total of 14 meetings. Each Director attended all of our Board meetings with the exception of two directors who each attended 13 meetings. Each Director also attended all of the meetings of each committee of which he was a member.

We do not require that directors attend the Annual Meeting of Shareholders.

Shareholder Communications with the Board of Directors	We do not have a formal process for security holders to send communications to the Board because, as a small company, we have not had such a volume of communications as to require a formal process. Shareholders who wish to communicate with our Board or with an individual Director may contact our Corporate Secretary and we will communicate the substance of the communication to the Board or Director in a timely manner.

Board Committees	Executive Committee: The Executive Committee meets periodically to advise upon and approve business matters that arise between Board meetings. The Executive Committee did not meet during 2008. The current members of the Executive Committee are Messrs. Goldress (Chair), T. Bartol and Lloyd.

Governance and Nominating Committee: The Governance and Nominating Committee oversees all matters of corporate governance, including recommending officers and directors to the Board of Directors. The Board has adopted a written charter for the Governance and Nominating Committee. It did not have a formal meeting during 2008. The current members of the Governance and Nominating Committee are Messrs. T. Bartol (Chair), Godfrey and Goldress. All are independent directors.

The Governance and Nominating Committee will consider nominees recommended by our shareholders. If you wish to make a recommendation please send it to Investor Relations at our corporate offices. We must receive nominations no later than December 7, 2009, to consider nominees for election at our annual meeting in 2010.

Compensation Committee: The Compensation Committee reviews and approves the amounts and types of compensation paid to senior management, and administers our equity-based compensation plans. The Board has adopted a written charter for the Compensation Committee. It met one time in 2008. The current members of the Compensation Committee are Messrs. T. Bartol (Chair), Godfrey and Goldress. All are independent directors.

Audit and Finance Committee: The Audit and Finance Committee reviews our accounting controls and financial reporting processes. It is responsible for retaining our outside auditors. The Board of Directors has adopted a written charter for the Audit and Finance Committee. The Audit and Finance Committee met four times during 2008.

The current members of the Audit and Finance Committee are Messrs. Lloyd (Chair), Goldress, Godfrey and T. Bartol. Our board of directors has determined that Mr. Lloyd qualifies as an “audit committee financial expert” and is independent, as those terms are defined in the SEC’s rules. The members of our Audit and Finance Committee are independent as defined in Rule 4200(a)(15) of the Nasdaq National Market’s listing standards. We believe each of them satisfies the requirements for financial literacy established in Rule 4230 of the Nasdaq National Market’s listing standards, and we believe that Mr. Lloyd has the requisite financial expertise required by those standards.

The written charters for each of the Governance and Nominating, Compensation, and Audit and Finance Committees are available at our corporate website, www.rockfordcorp.com.

Director Independence

The Board’s principal role is to oversee the management of Rockford’s business with the best interests of the shareholders in mind. To best accomplish this role, the Board believes that the majority of directors should be “independent.” With the exception of Mr. Jackson, all of Rockford’s current directors are independent.

A director is considered independent only if the Board determines that the director does not have any direct or indirect material relationship with Rockford that may impair, or appear to impair, the director’s ability to make independent decisions. To make this determination, the Board applies the definition of “independent director” in Rule 4200(a)(15) of the Nasdaq National Market’s listing standards, applicable laws and regulations, and its judgment about each director’s independence. The Board has determined that each director other than Mr. Jackson is independent as of the date of this Proxy Statement.

At each regularly scheduled board meeting, the independent directors ordinarily hold an executive session at which only the independent directors and our counsel are present.

Audit and Finance Committee Report and Actions

The following is the 2008 report of the Audit and Finance Committee.

We focus our audit functions on three areas:

• The adequacy of our internal controls and financial reporting process and the reliability of our financial statements;

• The independence and performance of our independent auditors; and

• Our compliance with legal and regulatory requirements.

We meet with management periodically to consider the adequacy of our internal controls and financial reporting. We discuss these matters with our independent auditors and with appropriate financial personnel on Rockford’s staff. We regularly meet privately with our Independent Registered Public Accounting Firm, who have unrestricted access to the Committee.

The Audit Committee is responsible for the appointment of Rockford’s Independent Registered Public Accounting Firm, for establishing their compensation and for approving any non-audit services they provide. We also review periodically the auditors’ performance and independence from Rockford and its management. In addition, we review Rockford’s financing plans and make recommendations to the full Board of Directors for approval and to authorize action.

The Board of Directors has adopted a written charter setting out the audit related functions the Committee is to perform.

Management has primary responsibility for Rockford’s financial statements and the overall reporting process, including Rockford’s system of internal controls. Our Independent Registered Public Accounting Firm audits the annual financial statements prepared by management, expresses its opinion as to whether those financial statements fairly present Rockford’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the U.S. and discusses with us any issues they believe should be raised with us.

For the year ended December 31, 2008, we reviewed Rockford’s audited financial statements and met with both management and Ernst & Young LLP, Rockford’s Independent Registered Public Accounting Firm, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

We have received from and discussed with Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These disclosures relate to that firm’s independence from Rockford. We also discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

Based on these reviews and discussions, we recommended to the Board of Directors that the audited financial statements be included in Rockford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Audit and Finance Committee: John P. Lloyd Timothy C. Bartol Jerry E. Goldress Ralph B. Godfrey
Director Compensation

We compensate our non-executive Directors by paying them a retainer of $2,500 per quarter and $1,250 per Board meeting attended, $1,000 per Committee meeting attended, $2,000 per Audit Committee meeting attended and $500 per telephonic Board meeting attended. In addition to compensation, we reimburse Directors for their reasonable travel expenses incurred in attending Board and Committee meetings.

We have also customarily granted to our non-executive Directors options under our Stock Option Plans. We granted options to each of our Directors in 2008.

The following table summarizes the cash and equity compensation we paid to non-employee directors for the year ended December 31, 2008:

Director Compensation — 2008

	Fees Earned or Paid	Option	All Other
Name	in Cash	Awards(1)	Compensation(2)	Total

Nicholas G. Bartol	$17,750	$6,348	$—	24,098
Timothy C. Bartol	27,250	6,348	—	33,598
Ralph B. Godfrey	27,750	5,375	25,500	58,625
Jerry E. Goldress	27,750	1,240	—	28,990
John P. Lloyd	27,750	8,670	—	36,420

(1)	The amounts included in the “Option Awards” column represent the compensation cost recognized by Rockford in 2008 related to stock option grants in 2005, 2006 and 2008 to directors, computed in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”). For a discussion of valuation assumptions, see Note 8, Common Stock Grants and Options, in Rockford’s Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Represents fees for consulting services performed by Mr. Godfrey in 2008.

The following table shows the aggregate number of stock options outstanding for each non-employee director as of December 31, 2008, the number of options granted during 2008 and the grant date fair value of option grants made during 2008:

	Aggregate		Grant Date Fair
	Stock Options		Value of Restricted
	Outstanding as of		Stock and Stock
	December 31,	Options Granted	Options
Name	2008	During 2008	Made During 2008

Nicholas G. Bartol	40,500	7,500	$3,640
Timothy C. Bartol	40,500	7,500	3,640
Ralph B. Godfrey	160,000	32.500	15,771
Jerry E. Goldress	77,000	7,500	3,640
John P. Lloyd	118,000	7,500	3,640

Compensation Discussion and Analysis

Overview of Compensation Program	The members of our Compensation Committee are two independent directors, Mr. Goldress and Mr. T. Bartol. The Compensation Committee:

• develops and monitors compensation arrangements for Rockford’s executive officers;

• administers Rockford’s stock option plans and other compensation plans; and

• performs other activities and functions the Board assigns related to executive compensation.

The Compensation Committee developed and evaluated performance criteria for the executive officers for 2008. As noted below, because Rockford did not achieve its financial objectives for the full year 2008, the Compensation Committee did not authorize the payment of bonuses to the officers for 2008.

Compensation Philosophy and Objectives	The Compensation Committee believes that compensation of Rockford’s executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives. The Compensation Committee seeks to align the interests of Rockford’s shareholders and management by establishing compensation plans that are consistent with Rockford’s annual and long-term corporate strategic and financial objectives.

In order to attract and retain qualified personnel, Rockford intends to offer a total compensation package competitive with other companies in the consumer electronics industry, taking into account relative size, performance and geographic location as well as individual responsibilities and performance.

The components of executive officer compensation at Rockford include base salary, bonus and stock options. Each of these components is discussed separately below. Rockford has a 401(k) plan and health care plan available to officers on the same basis as other employees, but does not have a defined benefit or other pension plan and has not established any other deferred compensation plans. Because Rockford is a small company, the Compensation Committee has generally tried to keep Rockford’s compensation structure relatively simple and to focus compensation incentives on a limited number of specific goals that are expected to contribute to short and long term performance.

Rockford generally intends to qualify executive compensation for deductibility without limitation under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1.0 million per year. Rockford does not expect that the non-exempt compensation to be paid to any of its executive officers for fiscal 2009 as calculated for purposes of Section 162(m) will exceed the $1.0 million limit.

Executive Officer Base Salary	The Compensation Committee sets the salary level of each executive officer on a case by case basis, taking into account the individual’s level of responsibilities and performance. When setting salaries the Compensation Committee considers market information supplied by Rockford’s human resources group, including base salaries and other incentive compensation paid to executive officers of competitive or comparable companies.

Executive Officer Bonuses	The Compensation Committee has made a significant portion of executive officer compensation contingent upon Rockford’s performance and each individual’s contribution to Rockford’s success. For 2009, the Compensation Committee hopes to authorize substantial bonuses for the executive officers but has informed the officers that it intends to do so only if Rockford achieves specific financial goals and has net income for 2009. If Rockford does not achieve these goals it might still pay limited bonuses relating to achievement of specific business goals that the committee concludes are crucial to Rockford’s business.

Stock Option Grants	The Compensation Committee administers Rockford’s stock option plans for executive officers, employees, and outside directors. Under the plans the Compensation Committee grants options to purchase Common Stock, with an exercise price equal to the fair market value of the Common Stock on the date of grant. The Compensation Committee believes that providing stock options to the executive officers, who are responsible for Rockford’s management and growth, gives them an opportunity to own Rockford stock and better aligns their interests with the interests of the shareholders. It also promotes retention of the officers because of the vesting provisions of the option grants and the potential for stock price appreciation.

For these reasons, the Compensation Committee considers stock options as an important element of compensation when it reviews executive officer compensation. At its discretion, the Compensation Committee also grants options based on individual and corporate achievements.

The Committee approves grants made to the President and other executive officers and, in certain cases, recommends grants for approval by the entire Board. The Compensation Committee determines the number of shares underlying each stock option grant based upon the executive officer’s and Rockford’s performance, the executive officer’s role and responsibilities at Rockford, the executive officer’s base salary, and comparisons with comparable awards to and target equity participation for individuals at competitive or comparable companies.

Because of Rockford’s poor stock performance, many of the options granted to directors, officers, and employees are no longer serving their intended purpose and the Committee, along with the Board of Directors, has developed the re-pricing program described in Proposal 3 to achieve the goals described in that Proposal. The Committee believes that the re-pricing described in Proposal 3 will better align the incentives of grant recipients with the interests of current shareholders and will achieve the objectives described in Proposal 3. The Committee recommends approval of Proposal 3 to the shareholders.

Compensation Committee Report

Rockford’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Timothy Bartol (Chairman) Jerry E. Goldress

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are named above. We did not employ any member of the Compensation Committee during fiscal year 2008.

No Rockford director (and no family member of any director) served during fiscal year 2008 as an executive officer of any entity whose Compensation Committee (or other comparable Committee, or the Board of Directors, as appropriate) included a Rockford executive officer. There are no “interlocks” as defined by the Securities and Exchange Commission.

Executive Compensation

Rockford does not have written employment agreements with its executive officers, but has entered into Non-Compete and Change of Control Agreements with each of its Named Executive Officers. The Change of Control Agreements are described below in the subsection “Potential Payments Upon Termination or Change of Control.”

Summary Compensation Table — 2008

The following table provides information regarding the compensation of our Chief Executive Officer and other two most highly compensated executive officers in 2008. These are the “Named Executive Officers.” Also included in the table is Mr. Gary Suttle, former CEO, who was no longer serving as an executive officer at the end of the year but received compensation that would have caused him to be included as a Named Executive Officer were he still serving. Mr. Suttle is not a Named Executive Officer.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards	Awards(1)	Compensation	Earnings	Compensation(2)	Total

William R. Jackson	2008	$375,000	$—	$—	$65,850	$—	$—	$9,200	$450,050
President	2007	353,846	55,000	—	84,350	—	—	9,000	502,196
	2006	314,000	—	—	66,992	—	—	8,800	389,792
Richard G. Vasek	2008	310,000	—	—	33,760	—	—	9,200	352,960
V.P. of Finance and CFO	2007	297,000	42,000	—	40,866	—	—	9,000	389,174
	2006	295,000	—	—	66,992	—	—	8,800	346,163
Mark W. Matson	2008	250,000	—	—	38,000	—	—	14,676	302,676
V.P. of Operations(3)	2007	237,308	52,000	—	28,331	—	—	13,938	320,577
	2006	200,000	5,000	—	45,461	—	—	3,249	248,710
W. Gary Suttle	2008	520,000	—	—	—	—	—	—	520,000
Former CEO	2007	580,000	—	—	2,363	—	—	9,000	591,363
	2006	520,000	—	—	40,549	—	—	8,800	569,349

(1)	The amounts shown for option awards relate to shares granted under our stock option plans. These amounts are equal to the dollar amounts recognized in 2006, 2007 and 2008 with respect to the option awards for financial statement purposes, computed in accordance with SFAS 123(R). The assumptions used in determining the amounts in this column are set forth in Note 8 to the Consolidated Financial Statements included in Rockford’s Annual Report on Form 10-K for the year ended December 31, 2008. For information regarding the number of shares subject to 2008 awards, other features of those awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table.

(2)	Included in All Other Compensation are our contributions under our 401(k) defined contribution plan. The amount in this column for Mr. Matson also includes tax gross-up payments related to reimbursement of expenses arising from his relocation to Arizona.

Grants of Plan Based Awards During 2008

			All Other Stock
			Option Awards:
			Number of	All Other Awards:		Grant Date
			Shares of	Number of Securities	Exercise or Base	Fair Value
	Grant	Approval	Stock or	Underlying	Price of Option	of Option
Name	Date	Date	Units #	Options #(1)	Awards $/Sh (2).	Awards(3)

William R. Jackson	8/4/08	7/30/08	—	75,000	$1.00	$36,396
Richard G. Vasek	8/4/08	7/30/08	—	60,000	$1.00	$29,117
Mark W. Matson	8/4/08	7/30/08	—	60,000	$1.00	$29,117
W. Gary Suttle	—	—	—	—	—	—

(1)	The options vest 25% immediately and 25% on each anniversary of the grant date with full vesting occurring on the third anniversary of the grant date, assuming the executive officer remains employed by Rockford. The Options expire in ten years from the date of grant, subject to earlier termination upon certain events related to termination of employment.

(2)	The exercise price for all options is the fair market value on the date of grant. The Company’s long-standing practice, followed in making 2008 grants, is to define fair market value as the closing price of the Company’s stock on the Nasdaq National Market on the relevant date.

(3)	See Note 8 in the Notes to the Consolidated Financial Statements included in Rockford’s Annual Report on Form 10-K for the year ended December 31, 2008 for the relevant assumptions used to determine the valuation of option awards. The exercise price of the stock option awards is equal to the grant date closing price.

Outstanding Equity Awards at December 31, 2008

	Option Awards
	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised	Option Exercise	Option Expiration
Name	Options (Exercisable #)	Options (Unexercisable #)	Price $/Sh(1)	Date

William R. Jackson	3,000	—	$6.68	03/22/2011
	3,000	—	6.61	12/04/2011
	10,000	—	5.70	01/28/2013
	10,500	—	6.61	01/22/2014
	50,000	—	2.15	11/28/2014
	50,000	—	2.90	12/01/2015
	37,500	12,500	3.47	08/15/2016
	22,500	7,500	2.31	12/12/2016
	20,000	20,000	2.45	06/10/2017
	18,750	56,250	1.00	08/03/2018
Richard G. Vasek	60,000	—	2.15	11/28/2014
	50,000	—	2.90	12/01/2015
	22,500	7,500	2.31	12/12/2016
	15,000	45,000	1.00	08/03/2018
Mark W. Matson	37,500	12,500	3.47	01/24/2016
	22,500	7,500	2.31	12/12/2016
	15,000	45,000	1.00	08/03/2018
W. Gary Suttle	86,000	—	7.67	12/31/2009	(2)
	45,014	—	6.69	03/22/2011	(2)
	32,800	—	6.61	12/04/2011	(2)
	42,000	—	5.70	01/28/2013	(2)
	39,000	—	6.61	01/22/2014	(2)
	25,000	—	2.15	11/28/2014	(2)
	50,000	—	2.90	12/01/2015	(2)
	30,000	—	2.31	12/12/2016	(2)

(1)	See Note 8 in the Notes to the Consolidated Financial Statements included in Rockford’s Annual Report on Form 10-K for the Year Ended December 31, 2008 for the relevant assumptions used to determine the valuation of our option awards. The exercise price of the stock option awards is equal to the closing price on the grant date.

(2)	Mr. Suttle’s options expired on March 28, 2009, pursuant to the terms of his Retirement and Salary Continuation Agreement. Mr. Suttle did not exercise the options before their expiration.

Option Exercises and Stock Vested During 2008, Pension Benefits
and Non-Qualified Deferred Compensation

The table “Option Exercises and Stock Vested During 2008” is not included in this Proxy Statement because no Named Executive Officer exercised options and because we have never issued restricted stock grants, so no Named Executive Officer had restricted stock vest during 2008. The tables “Pension Benefits” and “Non-Qualified Deferred Compensation” are not included in this Proxy Statement because Rockford has not paid compensation, and does not have any compensation plans, in either of these categories.

Potential Payments Upon Termination or Change of Control

We have entered into a Non-Compete and Change in Control Agreement with each of our Named Executive Officers.

The agreements provide severance benefits to the Named Executive Officer if the Officer is:

•	employed on the date of a Change of Control; and

•	within one year after the Change of Control either (a) Rockford terminates the Officer’s employment without a Business Reason or (b) the Officer resigns from employment with Good Reason.

A Change of Control means any merger, consolidation, sale of assets or other similar transaction or series of transactions involving Rockford, but excluding a transaction if (a) Rockford’s shareholders immediately before the transaction continue to own a majority of the combined voting power of the surviving entity or (b) Rockford directors immediately before the transaction constitute a majority of the directors for not less than one year after the transaction.

A Business Reason for the Officer’s termination exists if listed events occur involving the Officer’s dishonesty, criminal conduct, willful or gross misconduct, or breach of duties as a member of management. Good Reason exists for the Officer’s resignation if listed events occur involving reduction of the Officer’s responsibilities, relocation, or reduced compensation.

If the benefits are triggered, the Officer will receive severance benefits as follows:

•	Payment of the larger of (a) the Officer’s annual base salary and bonus as of the date of the Change of Control or (b) the Officer’s annual salary and bonus as of the date of a termination times a multiple stated in each agreement. The multiples for each Named Executive Officer are 2 times the specified amount;

•	Payment of accrued vacation through the termination date;

•	The right to exercise all stock options granted to the Officer that are vested as of the termination date;

•	The right to continue to be treated as an employee, and have options continue to vest, during the period Rockford continues to pay Officer’s base salary; and

•	Continuation of Officer’s health insurance coverage under COBRA, for the longer of 18 months or the period required by COBRA, with Rockford reimbursing for the costs of these benefits.

With respect to the salary continuation benefit, the Officer may elect at the times specified in the Agreement to receive the payment in a lump sum 30 days after the Officer elects such payment or the Officer may receive the payments in accordance with Rockford’s regular payroll practices.

In return for the benefits, the Officer assumes the following obligations:

•	The Officer agrees during the term of employment (including any salary continuation period) and for one year thereafter (a) not to compete with Rockford, (b) not to induce any employee to leave Rockford, (c) not to induce any customer, supplier, licensee, or other business relation to cease doing business with Rockford, and (d) not to interfere with the relationship between Rockford and any customer, supplier, licensee, or other business relation;

•	Not to disclose, use, or copy any of Rockford’s confidential information except in connection with work for Rockford; and

•	To return Rockford’s documents upon termination of employment or Rockford’s request.

Rockford’s board may terminate the Agreement at any time before a Change of Control.

If there had been a Change of Control and termination triggering benefits under the Agreements as of December 31, 2008, Rockford estimates that the amounts payable to each of the Named Executive officers would have been as follows:

•	Mr. Jackson: $750,000 salary continuation, $23,000 accrued vacation, $6,000 reimbursement of health insurance benefit costs, plus the right to exercise the vested options set forth above in the table “Outstanding Equity Awards at December 31, 2008;”

•	Mr. Vasek: $620,000 salary continuation, $3,000 accrued vacation, $20,000 reimbursement of health insurance benefit costs, plus the right to exercise the vested options set forth above in the table “Outstanding Equity Awards at December 31, 2008;”

•	Mr. Matson: $500,000 salary continuation, $10,000 accrued vacation, $20,000 reimbursement of health insurance benefit costs, plus the right to exercise the vested options set forth above in the table “Outstanding Equity Awards at December 31, 2008.”

Related-Party Transactions

We did not have any related party transactions reportable in this proxy statement.

SHAREHOLDINGS OF OFFICERS AND DIRECTORS

The following table lists the share ownership as of March 17, 2009, for our directors, each of our Named Executive Officers at the end of 2008, and for all of our directors and executive officers as a group. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted.

			Percent of
Name and Address of Beneficial Owner	Shares Beneficially Owned		Common Stock

Jerry E. Goldress	155,965	(1)	1.8%
Nicholas G. Bartol	698,390	(1)(2)	8.1%
Timothy C. Bartol	2,900,903	(1)(3)	33.7%
Ralph B. Godfrey	1,213,972	(1)	13.9%
John P. Lloyd	55,975	(1)	*
William R. Jackson	298,053	(1)	3.4%
Richard G. Vasek	207,500	(1)	2.4%
Mark W. Matson	87,500	(1)	1.0%
All Executive Officers and Directors as a Group (8 persons)	4,983,983	(1)	53.3%

*	Less Than 1%

(1)	Includes shares which can be acquired by the exercise of stock options on or prior to sixty days following March 24, 2008 as follows:

Mr. Goldress — 49,875; Mr. N. Bartol — 32,375; Mr. T. Bartol — 32,375; Mr. Godfrey — 135,625; Mr. Lloyd — 45,375; Mr. Jackson — 235,250; Mr. Vasek — 147,500; Mr. Matson — 87,500; and all Executive Officers and Directors as a Group — 765,875.

(2)	Includes 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by Prouts Neck Trust, a trust in which Mr. Bartol has a beneficial interest; and 4,095 shares held by Mr. Bartol’s wife.

(3)	Includes 2,205,789 shares held by Monument Investors Limited Partnership, for which Mr. Bartol serves as general partner; 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by Prouts Neck Trust, a trust in which Mr. Bartol has a beneficial interest; and 8,600 shares held by Mr. Bartol’s wife.

SECURITY OWNERSHIP OF 5% OR GREATER BENEFICIAL OWNERS

The following table lists each person or entity who, pursuant to SEC rules, had beneficial ownership of 5% or more of our common shares on March 17, 2009 based upon information furnished to us:

	Shares and Nature of		Percent of
Name and Address of Beneficial Owners	Beneficial Ownership		Total Shares

Timothy C. Bartol	2,900,903	(1)	33.7%
600 South Rockford Drive Tempe, Arizona 85281
Monument Investors Limited Partnership	2,205,789	(2)	25.7%
600 South Rockford Drive Tempe, Arizona 85281
Ralph B. Godfrey	1,213,972	(3)	13.9%
600 South Rockford Drive Tempe, Arizona 85281
SKIRITAI Capital LLC	868,056	(4)	10.1%
601 Montgomery Street Suite 1112 San Francisco, CA 94111-2614
Dimensional Fund Advisors, Inc.	707,778	(5)	8.3%
6300 Bee Cave Road Austin, Texas 78746
Nicholas G. Bartol	698,390	(6)	8.1%
600 South Rockford Drive Tempe, Arizona 85281
Boulder Investors Limited Partnership	602,493	(7)	7.0%
600 South Rockford Drive Tempe, Arizona 85281
Franklin Advisers, Inc.	575,000	(8)	6.7%
1 Franklin Parkway San Mateo, CA 94403-1906

(1)	Includes 2,205,789 shares held by Monument Investors Limited Partnership, for which Mr. Bartol serves as general partner; 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by Prouts Neck Trust, a trust in which Mr. Bartol has a beneficial interest; 8,600 shares held by Mr. Bartol’s wife; and 32,375 shares underlying vested options granted under the Company’s stock option plans. Mr. Bartol disclaims beneficial ownership of the shares held by his wife.

(2)	Monument Investors Limited Partnership is owned by Mr. T. Bartol (general partner) and Mr. N. Bartol, Ms. P. Carrio and Ms. A. Butterfield (limited partners) the four natural children of John and Caroline Bartol.

(3)	Includes 135,625 shares underlying vested options granted under our stock option plans.

(4)	Based on schedule 13G/A dated March 28, 2008 and filed with the Securities and Exchange Commission.

(5)	Based on Schedule 13G dated February 9, 2009, and filed with the Securities and Exchange Commission.

(6)	Includes 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by Prouts Neck Trust, a trust in which Mr. Bartol has a beneficial interest; 4,095 shares held by Mr. Bartol’s wife; and 32,375 shares underlying vested options granted under our stock option plans. Mr. Bartol disclaims beneficial ownership of the shares held by his wife.

(7)	Boulder Investors Limited Partnership is owned by Mr. T. Bartol and Mr. N. Bartol (general partners) and Ms. P. Carrio and Ms. A. Butterfield (limited partners), the four natural children of John and Caroline Bartol.

(8)	Based on schedule 13G dated February 11, 2005, and filed with the Securities and Exchange Commission.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires:

•	our executive officers;

•	our directors; and

•	persons who beneficially own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC. These reporting persons must furnish us with copies of all Forms 3, 4 and 5 that they file.

Based solely upon our review of the copies of Forms 3, 4 and 5 and amendments to these forms, we believe that all reporting persons complied with all filing requirements on a timely basis during 2008.

Independent Registered Public Accounting Firm

Ernst & Young LLP served as our Independent Registered Public Accounting firm for fiscal years 2007 and 2008. The Audit and Finance Committee, subject to ratification of the shareholders, has selected Ernst & Young LLP to serve as our Independent Registered Public Accounting Firm for fiscal year 2009. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be able to respond to questions.

Principal Accounting Fees and Services

During 2007 and 2008 we paid our Independent Registered Public Accounting Firm, Ernst & Young LLP, the following fees for services they provided to us:

		% of		% of
	2007	Total	2008	Total

Audit Fees	$444,500	93.3%	$359,500	94.3%
Audit Related Fees	—	—	—	—
Tax Fees	31,700	6.7	21,700	5.7
All Other Fees	—	—	—	—
Financial System Design and Implementation Fees	—	—	—	—

Total Fees	$476,200	100.0%	$381,200	100.0%

Audit fees also includes work related to the filing of Form S-8 for Rockford’s 2008 Stock Option Plan.

The Audit and Finance Committee has reviewed and approved all of the services Ernst & Young LLP provided to Rockford during 2007 and 2008 and believes that the audit related fees and other fees it has been paid did not impinge on Ernst & Young’s independence. The Audit and Finance Committee’s policy is to review and pre-approve all services to be provided by Rockford’s Independent Registered Public Accounting Firm. After pre-approval of a category of services and budget for that category, the Chair of the Committee may authorize specific projects that are within the Committee’s more general pre-approval of services.

Our Next Annual Meeting and Proposals by Shareholders

We expect our 2010 annual meeting will take place on or about May 6, 2010. As a shareholder you may seek to:

•	nominate directors; or

•	have proposals presented in our Proxy Statement and considered at our annual meeting.

Your nomination or proposal must comply with Arizona law and, for the 2010 annual meeting, we must receive it no later than December 7, 2009. You should direct any proposals and related questions to our investor relations officer at (800) 366-2349.

Annual Report

Our Annual Report with audited financial statements for the year ended December 31, 2008, accompanies and is incorporated by reference in this Notice and Proxy Statement. We expect to mail it to all shareholders of record on or about April 14, 2009. Any exhibit to the Annual Report will be furnished to any requesting person who makes a good faith representation that he or she was a beneficial owner of our Common Stock on March 17, 2009.

By order of the Board of Directors.

/s/  Richard G. Vasek
Richard G. Vasek
Vice President, Chief Financial Officer
and Secretary

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Annual Meeting Proxy Card

1. Election of Directors:

B Non-Voting Items

Change of Address — Please print new address below.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Jerry E. Goldress* 02 — Nicholas G. Bartol* 03 - Timothy C. Bartol* 04 — William R. Jackson* 05 — Ralph B. Godfrey* 06 — John P. Lloyd* * To serve for the next year or until their successors are elected. For Against Abstain For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as 3. To approve the amendment of Rockford’s 1997, 2002, 2005, Rockford’s Independent Registered Public Accounting Firm. and 2008 Stock Option Plans, authorize an Option Exchange Program and Reapprove the Plans as so amended. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both joint tenants sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Rockford Corporation PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints William R. Jackson and Jerry E. Goldress or either of them acting in the absence of the other, with full power of substitution, the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of the Shareholders of Rockford Corporation to be held at 600 South Rockford Drive, Tempe, Arizona, 85281, on Thursday, May 28, 2009, at 2:00 p.m., Mountain Standard Time, and any adjournments thereof, and to vote the shares of Common Stock of Rockford standing in the name of the undersigned, as directed below, with all the powers the undersigned would possess if personally present at the meeting. This proxy will be voted in accordance with the directions indicated herein. If no specific directions are given, this proxy will be voted for approval of all nominees listed herein, for approval of the proposals listed herein and, with respect to any other business as may properly come before the meeting, in accordance with the discretion of the proxies. PLEASE PROMPTLY DATE AND SIGN ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE. (Continued and to be voted on reverse side.)